Frederick County Bancorp, Inc. Reports Results for the Second Quarter 2011

FREDERICK, Md., July 22, 2011 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank ("FCB"), announced today that, for the quarter ended June 30, 2011, the Company recorded net income of $188 thousand and diluted earnings per share of $0.12, as compared to net income of $338 thousand and diluted earnings per share of $0.23 recorded for the second quarter of 2010. Earnings in the second quarter of 2011 have been negatively impacted by the increase in the provision for loan losses to $500 thousand from the $200 thousand recognized in the same period in 2010, as well as by the impact from securities gains of $84 thousand realized in the second quarter of 2010 and none realized in 2011.

The Company earned $524 thousand with diluted earnings per share of $0.35 for the six months ended on June 30, 2011, as compared to $646 thousand in earnings and diluted earnings per share of $0.44 for the same period in 2010. The decrease in earnings was due primarily to an increase in noninterest expense in the first half of 2011 to $4.2 million from the $3.9 million recorded in the first half of 2010, along with the impact from securities gains of $84 thousand realized in 2010 compared to only $3 thousand realized in 2011.

Net loan charge-offs for the first half of 2011 totaled $718 thousand, consisting primarily of two loans charged-off in the second quarter. Net loan charge-offs for the same period last year totaled $588 thousand, consisting predominantly of two loans charged-off in the first quarter.

The ratio of the allowance for loan losses to total loans stood at 1.69% and 1.44% as of June 30, 2011 and 2010, respectively, and 1.78% at December 31, 2010. Nonperforming assets stood at $6.1 million and $1.1 million at June 30, 2011 and 2010, respectively, and at $2.9 million at December 31, 2010. The corresponding nonperforming assets to total assets ratios were 1.99% and 0.36% as of June 30, 2011 and 2010, respectively, and 1.01% as of December 31, 2010. The Company also reported that, as of June 30, 2011, assets stood at $307.4 million, with total deposits of $263.3 million and gross loans of $213.5 million, representing increases of 2.9% and 1.9%, and a decrease of 1.8%, respectively, compared to the first half of 2010.

President and CEO Martin S. Lapera said, "The increase in both nonperforming loans and charge-offs during the last quarter reflects deterioration in credit quality within the real estate portfolio. Management's concerns about continued weakening in the commercial real estate sector are reflected in increased loan loss provisions which continue to cause pressure on earnings. Nevertheless, management believes the Company's capital, loan loss reserve levels and earnings are adequate in the event that credit quality continues to reflect weak market conditions. Thus, while the Company's capital level remains above 'well capitalized' levels, management believes the current capital levels are necessary given the Company's concentration in commercial real estate secured loans."

Frederick County Bank is approaching its ten year anniversary and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland. A fifth office is being constructed on the East side of Frederick City near the airport and is expected to be completed in the fourth quarter of 2011.

	June 30,	June 30,	December 31,
	2011	2010	2010
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$ 307,420	$ 298,858	$ 289,043
Cash and due from banks	1,748	1,557	1,469
Federal funds sold and other overnight investments	32,229	37,434	40,596
Investment securities - available for sale	45,079	35,318	30,178
Restricted stock	1,513	1,566	1,521
Loans, net	209,843	214,168	205,669
Allowance for loan losses	3,615	3,139	3,718
Deposits	263,275	258,199	248,624
Short-term borrowings	2,650	500	300
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	24,261	22,954	23,195

Nonperforming assets	6,125	1,067	2,928

SELECTED FINANCIAL DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$ 3,428	$ 3,645	$ 6,836	$ 7,149
Interest expense	807	1,027	1,614	1,993
Net interest income	2,621	2,618	5,222	5,156
Provision for loan losses	500	200	615	600
Net interest income after provision for loan losses	2,121	2,418	4,607	4,556
Securities gains	-	84	3	84
Noninterest income (excluding gains (losses))	149	147	276	284
Noninterest expense	2,070	2,074	4,175	3,909
Income before provision for income taxes	200	575	711	1,015
Provision for income taxes	12	237	187	369
Net income	188	338	524	646

Net charge-offs (recoveries)	727	88	718	588

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.13	$ 0.23	$ 0.36	$ 0.44
Diluted earnings per share	$ 0.12	$ 0.23	$ 0.35	$ 0.44
Basic weighted average number of shares outstanding	1,477,477	1,471,846	1,475,504	1,466,852
Diluted weighted average number of shares outstanding	1,523,328	1,485,222	1,511,656	1,477,650
Common shares outstanding	1,478,354	1,474,482	1,478,354	1,474,482
Dividends paid	$ 0.10	$ --	$ 0.10	$ --
Book value per share	$ 16.41	$ 15.57	$ 16 .41	$ 15.57

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.26%	0.47%	0.36%	0.47%
Return on average equity	3.12%	5.97%	4.40%	5.76%
Allowance for loan losses to total loans	1.69%	1.44%	1.69%	1.44%
Nonperforming assets to total assets	1.99%	0.36%	1.99%	0.36%
Ratio of net charge-offs to average loans	0.35%	0.04%	0.35%	0.27%
Tier 1 capital to risk-weighted assets	12.29%	12.25%	12.29%	12.25%
Total capital to risk-weighted assets	13.54%	13.51%	13.54%	13.51%
Tier 1 capital to average assets	10.14%	9.93%	10.14%	9.93%
Average equity to average assets	8.20%	7.84%	8.22%	8.11%

Weighted average yield/rate on:
Loans	5.92%	6.31%	6.05%	6.29%
Interest-earning assets	5.03%	5.31%	5.05%	5.47%
Interest-bearing liabilities	1.43%	1.83%	1.45%	1.88%
Net interest spread	3.60%	3.48%	3.60%	3.59%
Net interest margin	3.89%	3.84%	3.89%	3.98%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507